UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrantþ Filed by a Party other than the Registrant☐ Check the appropriate box:

☐	Preliminary proxy statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☑	Soliciting Material Pursuant to § 240.14a-12

CITIZENS REPUBLIC BANCORP, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of Filing Fee (Check the appropriate box):

☑ No fee required. ☐ Fee computed below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
___________________________________________________________________________________
(2) Aggregate number of securities to which transaction applies:
____________________________________________________________________________________
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11. (Set forth the amount on which the filing fee is calculated and state how it was determined):

____________________________________________________________________________________
(4) Proposed maximum aggregate value of transaction:
____________________________________________________________________________________
(5) Total fee paid:
____________________________________________________________________________________

☐     Fee paid previously with preliminary materials.

☐     Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.
Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:________________________________________________________________________________
(2)	Form, Schedule or Registration Statement No.:______________________________________________________________________________
(3)	Filing Party:______________________________________________________________________________
(4)	Date Filed:_______________________________________________________________________________

Citizens Republic Bancorp, Inc., today sent the following letter to George P. Schwartz, President and CEO of Schwartz Investment Counsel, Inc., an investor in the Company. The letter is in response to a press release issued December 3, 2007, in which Mr. Schwartz announced his intention to engage in a proxy solicitation including the potential nomination of two candidates to the Company’s Board of Directors.

[CITIZENS REPUBLIC LETTERHEAD]

December 4, 2007

George P. Schwartz
President and Chief Executive Officer
Schwartz Investment Counsel, Inc.
3707 West Maple Road
Bloomfield Hills, MI 48301

Dear Mr. Schwartz:

We have reviewed your December 3, 2007, press release. As you know, we have had several meetings with you in which we discussed your suggestions related to Citizens Republic. We value the views of all Citizens Republic shareholders and strive to maintain open lines of communication with them. We are committed to delivering superior shareholder value and welcome our shareholders’ insights on how best to achieve this important objective.

The Citizens Republic Board of Directors, of which 13 out of 16 members are independent, is committed to maintaining the highest standards of corporate governance. To that end, we have been reviewing a number of measures to enhance the Company’s governance provisions, including some of the initiatives that you have proposed.

In your press release, you reference the potential nominations of yourself and Richard Nelson to the Board. As stated in the Company’s 2007 proxy statement, the Company’s corporate governance and nominating committee policy is to review the qualifications of candidates submitted for nomination by shareholders using the same criteria as candidates submitted by the Board for nomination.

Finally, consistent with its fiduciary duties, the Board, in consultation with its legal and financial advisors, regularly considers a range of strategic options and opportunities, including strategies designed to improve the Company’s operational and financial performance. We will take a measured and decisive approach to do what is in the best interests of all shareholders. While we continue to make consistent progress on our revenue and expense initiatives, we are frustrated by the absolute performance of our stock price. However, despite the challenges of the local economy and the entire banking sector, Citizens Republic has outperformed its peers in Michigan during 2007. Our Board and management team are working diligently to guide the Company through this difficult period.

Let me assure you that the Citizens Republic Board and management team remain focused on enhancing shareholder value. We appreciate your interest in Citizens Republic and look forward to continuing a constructive dialogue.

Sincerely, /s/ James L. Wolohan

James L. Wolohan Lead Director Citizens Republic Bancorp Board of Directors

ADDITIONAL INFORMATION

Citizens Republic Bancorp, Inc. (“Citizens”) will file a proxy statement in connection with its 2008 annual meeting of shareholders (the “2008 Proxy Statement”). Citizens shareholders are strongly advised to read the 2008 Proxy Statement and the accompanying proxy card when they become available, as they will contain important information. Shareholders will be able to obtain the 2008 Proxy Statement, any amendments or supplements to the proxy statement and other documents filed by Citizens with the Securities and Exchange Commission for free at the Internet website maintained by the Securities and Exchange Commission at www.sec.gov. Copies of the 2008 Proxy Statement and any amendments or supplements to the proxy statement will also be available for free under the Investor Relations section of Citizens’ website at http://www.citizensonline.com.

Citizens and its directors, executive officers and other members of management may be deemed to be participating in the solicitation of proxies from the shareholders of Citizens for the 2008 annual meeting of shareholders. Information regarding such persons and their interests can be found in the proxy statement filed by Citizens with the SEC on March 20, 2007, and additional information regarding such persons and their interests may be obtained by reading the 2008 Proxy Statement when it becomes available. You may obtain free copies of these documents as described above.